Exhibit 10.21

TECHNOLOGY LICENSE AGREEMENT

Party A (Licensor):	Chang Yu

Party B (Licensee):	Harbin Pacific Dragon Fertilizers Co., Ltd.
Legal Representative:	Chang Yu

Recital

WHEREAS, China Agritech, Inc. (the “Company”), Yu Chang, and the investors named therein have agreed to enter into that certain Securities Purchase Agreement, dated July 5, 2007 (the “Purchase Agreement”), among the parties thereto. Pursuant to Section 5.1(f) of the Purchase Agreement, the term of the license agreement between Chang Yu and Pacific Dragon Fertilizers Co. Ltd. (a subsidiary of the Company), that authorizes Pacific Dragon Fertilizers Co. Ltd. to use the know-how in manufacturing organic liquid compound fertilizer owned by Chang Yu for free, must be extended until December 31, 2011. This renewal of license agreements extends the terms of such license agreement.

Pursuant to Contract Law of People’s Republic of China, the Parties through mutual negotiations hereby enter into this Agreement, under which Party A licenses Party B to use the production process and formula of the proprietary technology of “Tialong" Lvlingboa liquid compound fertilizer ("Technology").

1.     Name of the Technology: production process and formula of "Tailong" Lvilingboa liquid compound fertilizer.

2.    Methods of Scope: Party A authorizes Party B to use the Technology for free in its production and business activities.

3.     Term: from the date on which Party A licenses Party B the Technology to December 31, 2011.

4.     Obligations of Party A:

(a)	Party A shall continue to provide the materials and instruction of the Technology after this Agreement takes into effect;

(b)	Party A undertakes that Party A is the legal owner of the Technology and does not use on his own or license the Technology to any other party except Party B;

(c)	During the term of this Agreement, Party A shall not provide the Technology to any third party or use the Technology himself, and keep the confidentiality of the Technology.

5.     Obligations of Party B:

(a) Party B shall not misappropriate the Technology in connection with any illegal activities;

(b) Party B shall keep the Technology confidential during the term of this agreement and after the expiration of the term of this Agreement.

6.     In the event that a Party breaches the Agreement and causes damages to the other Party, the breaching party should be obligated to compensate.

7.
In the event a dispute arises between Party A and Party B in connection with the implementation of this Agreement, the Parties shall settle such dispute through friendly consultations. If the consultation fails to lead to an agreement , either party can bring a lawsuit to a People’s court having jurisdiction.

8.     This agreement shall become effective as of the date when both parties sign and/or affix seals to it.

9.     This agreement consists of two originals. Party A and Party B each retain one copy with the same legal effect.

Party A:

__Yu Chang____________
Yu Chang

Date: __July 5, 2007______

Party B:  Pacific Dragon Fertilizer Co., Ltd

By:__Yu Chang_________
Name: Yu Chang
Title: President

Date: __July 5, 2007_____